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Monday October 23, 8:37 am Eastern Time

Press Release

SOURCE: Stamps.com

Stamps.com Reduces Headcount by 40 Percent; Cost-Cutting Measures Aimed at Reaching Target Profitability

SANTA MONICA, Calif., Oct. 23 /PRNewswire/--Stamps.com(TM) (Nasdaq: STMP) today announced that it has reduced its headcount by approximately 240 full-time, part-time and contract employees across all locations, including Santa Monica, Calif., and Bellevue, Wash. The move is part of Stamps.com's plan to streamline operations and reinforce its position as a market leader in Internet mailing and shipping solutions.

''Although we have nearly $300 million in cash reserves, today's competitive environment demands that we operate our business at maximum efficiency,'' said Stamps.com Chairman Marvin Runyon. ''These moves will strengthen our ability to attain our profitability goals, while adding value to the company. They will further enable us to acutely focus on building Stamps.com's leading market position in the Internet Postage category, deploying the iShip service to large corporate customers, and growing our family of successful subsidiaries.''

About Stamps.com

Stamps.com(TM) provides the easiest, smartest way to mail or ship letters, packages or parcels anywhere, anytime. Stamps.com provides valuable e-services allowing small businesses, large corporations and e-commerce companies to control costs and efficiently manage their mailing, shipping and returns operations. its business is anchored in key relationships with the U.S. Postal Service and United Parcel Service (UPS) and other carriers, including FedEx, Airborne Express, DHL and Yellow Freight. Stamps.com's subsidiary, EncrypTix, Inc., leverages its highly secure, patented technologies enabling companies to provide value-bearing documents like tickets, coupons and certificates over the Internet to consumers. Stamps.com International will extend the company's reach into markets outside the U.S. Visit www.stamps.com for more information.

''Safe Harbor'' Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Important factors including the company's ability to achieve profitability, which could cause actual results to differ materially from those in the forward-looking statements, and are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its annual report on Form 10-K/A for the fiscal year ended December 31, 1999, its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2000, and its Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Stamps.com and iShip and the Stamps.com, iShip logos are trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

For further information please contact: media, Seth Oster, Vice President, Corporate Communications, 310-581-7875, pr@stamps.com, or investors, Ken McBride, Acting Chief Financial Officer, 310-581-7552, ir@stamps.com, both of Stamps.com.